                                                                    EXHIBIT 12.1

                          AMKOR TECHNOLOGY, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS EXCEPT RATIO DATA)

                                                                                                                 NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                       SEPTEMBER  30,
                                                  --------------------------------------------------------------
                                                     1998         1999        2000          2001          2002          2003
                                                  ---------    ---------    ---------     ---------     ---------     ---------
Earnings
  Income (loss) before income taxes, equity in
   income  (loss) of investees, minority
   interest and discontinued operations           $  92,461    $  87,494    $ 173,154     $(438,498)    $(564,309)    $ (75,389)
  Interest expense                                   25,860       61,803      127,027       152,067       143,441       108,542
  Amortization of debt issuance costs                 1,217        3,466        7,013        22,321         8,251         6,871
  Interest portion of rent                            2,584        3,481        4,567         7,282         4,995         4,054
  Less (earnings) loss of affiliates                     --        2,622           --            --            --            --
                                                  ---------    ---------    ---------     ---------     ---------     ---------
                                                  $ 122,122    $ 158,866    $ 311,761     $(256,828)    $(407,622)    $  44,078
                                                  =========    =========    =========     =========     =========     =========
Fixed Charges
  Interest expense                                $  25,860    $  61,803    $ 127,027     $ 152,067     $ 143,441     $ 108,542
  Amortization of debt issuance costs                 1,217        3,466        7,013        22,321         8,251         6,871
  Interest portion of rent                            2,584        3,481        4,567         7,282         4,995         4,054
                                                  ---------    ---------    ---------     ---------     ---------     ---------
                                                  $  29,661    $  68,750    $ 138,607     $ 181,670     $ 156,687     $ 119,467
                                                  =========    =========    =========     =========     =========     =========
Ratio of earnings to fixed charges                     4.1x         2.3x         2.2x        --x(1)        --x(1)        --x(1)
                                                  =========    =========    =========     =========     =========     =========

(1) The ratio of earnings to fixed charges was less than 1:1 for the nine months ended September 30, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $75.4 million of earnings in the nine months ended September 30, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.